News Release

For Immediate Release:	For More Information, Contact:
January 24, 2024	Hillary Kestler
704-644-4137

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $29.7 million, or $0.72 per diluted common share, for the three months ended December 31, 2023 compared to $29.9 million, or $0.73 per diluted common share, for the three months ended September 30, 2023 ("linked quarter") and $38.4 million, or $1.08 per diluted common share, recorded in the fourth quarter of 2022. For the twelve months ended December 31, 2023, the Company recorded net income of $104.1 million, or $2.53 per diluted common share, compared to $146.9 million, or $4.12 per diluted common share, for the twelve months ended December 31, 2022.

On January 1, 2023, the Company completed its acquisition of GrandSouth Bancorporation ("GrandSouth"). Comparisons for the financial periods presented are impacted by the GrandSouth acquisition which contributed $1.02 billion in loans and $1.05 billion in deposits. The results for the twelve months ended December 31, 2023 include merger expenses totaling $13.7 million and an initial loan loss provision of $12.2 million for acquired loans.

Richard H. Moore, CEO and Chairman of the Company, stated, “This past year, our Company had great success maintaining and strengthening our core banking relationships with our customers at a time when many banks struggled to do so. In 2024, we will continue to do what we do best – serve our customers and our communities – all while managing risk and taking advantage of any opportunities that come our way. I am proud of our steady and solid performance in 2023 and look forward to continued growth in 2024.”

Fourth Quarter 2023 Highlights

•Loans totaled $8.2 billion at December 31, 2023, with growth for the quarter of $123.1 million, an annualized growth rate of 6.1%.
•Noninterest-bearing demand accounts remained strong at 34% of total deposits at quarter end, consistent with the linked quarter end.
•Total loan yield increased to 5.39%, up 77 basis points from the fourth quarter of 2022, with accretion on purchased loans contributing 15 basis points to loan yield.
•While deposit and borrowing rates increased during the quarter, total cost of funds remained low at 1.64% for the quarter ended December 31, 2023.
•The on-balance sheet liquidity ratio was 14.6% at December 31, 2023. Available off-balance sheet sources totaled $2.2 billion at quarter end, resulting in a total liquidity ratio of 30.4%.
•Credit quality continued to be strong with a nonperforming assets ("NPA") to total assets ratio of 0.37% as of December 31, 2023.
•Capital remained strong with a total common equity tier 1 ratio of 13.20% (estimated) and a total risk-based capital ratio of 15.54% (estimated) as of December 31, 2023.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2023 was $82.5 million compared to $84.4 million recorded in the fourth quarter of 2022, a decrease of 2.2%. Net interest income for the fourth quarter decreased 2.6% from the $84.7 million reported for the linked quarter.

Average interest-earning assets for the fourth quarter of 2023 increased 13.0% from the comparable period of the prior year, with growth primarily in loans resulting from both organic growth and the GrandSouth acquisition. Despite the higher level of earning assets, the market-driven increases in rates on liabilities occurred at a more rapid pace than the increase in yields on assets, which resulted in the reduction in net interest income and net interest margin ("NIM") as compared to the prior periods.

The Company’s tax-equivalent NIM (calculated by dividing tax-equivalent net interest income by average earning assets) declined year-over-year with the fourth quarter of 2023 reporting a tax-equivalent NIM of 2.88% compared to 3.32% for the fourth quarter of 2022. While loan yields rose from 4.62% for the fourth quarter of 2022 to 5.39% for the fourth quarter of 2023, the total cost of funds increased from 0.36% for the fourth quarter of 2022 to 1.64% for the quarter ended December 31, 2023.

There has been some deceleration of the pace of increase of the Company's cost of funds, primarily in the rate on interest-bearing deposits which increased 19 basis points as compared to the linked quarter, while the third quarter of 2023 realized a 27 basis point increase as compared to the second quarter of 2023.

	For the Three Months Ended
YIELD INFORMATION	December 31, 2023	September 30, 2023	December 31, 2022

Yield on loans	5.39%	5.32%	4.62%
Yield on securities	1.76%	1.75%	1.74%
Yield on other earning assets	4.49%	4.58%	3.05%
Yield on total interest-earning assets	4.38%	4.31%	3.64%

Rate on interest-bearing deposits	2.14%	1.95%	0.44%
Rate on other interest-bearing liabilities	6.02%	5.88%	4.58%
Rate on total interest-bearing liabilities	2.43%	2.20%	0.60%
Total cost of funds	1.64%	1.46%	0.36%

Net interest margin (1)	2.85%	2.95%	3.29%
Net interest margin - tax-equivalent (2)	2.88%	2.97%	3.32%
Average prime rate	8.50%	8.43%	6.82%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Included in interest income for the fourth quarter of 2023 was total loan discount accretion of $2.9 million compared to $1.3 million for the fourth quarter of 2022, with the increase being primarily related to the GrandSouth acquisition. Loan discount accretion had an 10 basis points positive impact on the Company's NIM in the fourth quarter of 2023 compared to accretion contributing 5 basis points to NIM for the prior year quarter.

The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	December 31, 2023	September 30, 2023	December 31, 2022

Interest income - increased by accretion of loan discount on acquired loans	$2,464	2,766	886
Interest income - increased by accretion of loan discount on retained portions of SBA loans	459	437	427
Total interest income impact	2,923	3,203	1,313
Interest expense - (increased) reduced by (discount accretion) premium amortization of deposits	(495)	(709)	70
Interest expense - increased by discount accretion of borrowings	(207)	(215)	(64)
Total net interest expense impact	(702)	(924)	6
Total impact on net interest income	$2,221	2,279	1,319

Provision for Credit Losses and Credit Quality

For the three months ended December 31, 2023 and December 31, 2022, the Company recorded $3.4 million and $4.0 million in provision for loan losses, respectively. The provision for the current quarter was driven by continued slow-down in prepayment speed estimates which are a key assumption in the CECL model, combined with loan growth and net charge-offs experienced during the quarter. In addition, lower loss driver assumptions resulted in some offsetting reductions to the Allowance for Credit Losses reserve estimate.

During the fourth quarter of 2023, the Company recorded a $0.5 million reversal of the provision for unfunded commitments, compared to a provision for unfunded commitments of $1.0 million for the fourth quarter of 2022. The current quarter's reversal related primarily to a reduction in the amount of available borrowings under lines of credit. Also contributing was the lower loss driver assumptions noted above. The reserve for unfunded commitments totaled $11.4 million at December 31, 2023 and is included in the line item "Other Liabilities".

The combination of the above provisions for credit losses and unfunded commitments resulted in an income statement impact of $3.0 million for the fourth quarter of 2023 as compared to $5.0 million for the fourth quarter of 2022.

Asset quality remained strong with annualized net loan charge-offs of 0.09% for the fourth quarter of 2023. Total NPAs remained at a low level at $44.8 million at December 31, 2023, or 0.37% of total assets. This is compared to $38.3 million, or 0.36% of total assets, at December 31, 2022 with the increase year-over-year being attributable primarily to activity from acquired loan portfolios and the SBA loan portfolio. Nonaccrual loans increased $5.3 million from the linked quarter related in large part to one SBA loan which is guaranteed.

The following table presents the summary of NPAs and asset quality ratios for each period.

ASSET QUALITY DATA ($ in thousands)	December 31, 2023	September 30, 2023	December 31, 2022

Nonperforming assets
Nonaccrual loans	$32,208	26,884	28,514
Modifications to borrowers in financial distress	11,719	10,723	—
Troubled debt restructurings - accruing (1)	—	—	9,121
Total nonperforming loans	43,927	37,607	37,635
Foreclosed real estate	862	1,235	658
Total nonperforming assets	$44,789	38,842	38,293

Asset Quality Ratios
Quarterly net charge-offs (recoveries) to average loans - annualized	0.09%	0.11%	(0.02)%
Nonperforming loans to total loans	0.54%	0.47%	0.56%
Nonperforming assets to total assets	0.37%	0.32%	0.36%
Allowance for credit losses to total loans	1.35%	1.35%	1.36%

(1) The Company implemented ASU 2022-02 effective January 1, 2023 eliminating TDR accounting.

Noninterest Income

Total noninterest income for the fourth quarter of 2023 was $14.5 million, a 0.1% decrease from the $14.6 million recorded for the fourth quarter of 2022 and a 4.2% decrease from the linked quarter. The GrandSouth acquisition was a primary factor driving increases from the prior year in Service Charges on Deposit Accounts related to the higher number of customer accounts and activity generating revenue. The reduction in Other Service Charges, Commissions and Fees from the linked quarter and the prior year quarter was driven by lower net bankcard revenues on reduced incentives received from Mastercard and higher processing fees.

Noninterest Expenses

Noninterest expenses amounted to $56.4 million for the fourth quarter of 2023 compared to $62.2 million for the linked quarter and $45.7 million for the fourth quarter of 2022. The $5.8 million or 9.4% reduction in noninterest expense from the linked quarter was driven by (1) annual adjustments to the Company's pension and SERP benefit plans which resulted in reducing expense approximately $2.2 million during the period, and (2) reduction in bonus and incentive accruals of $2.6 million related to performance results against goals.

The 23.5% increase in total noninterest expenses from the prior year period was related in large part to the acquisition of eight GrandSouth branch locations and related branch and support personnel. This transaction was the primary driver of (1) higher compensation expense which increased from the fourth quarter of 2022 by $3.4 million, or 11.2%; (2) higher occupancy and equipment expense which increased $1.5 million, or 34.2%; and (3) increased intangible amortization of $1.0 million, or 125.0%, related to the core deposit intangibles added with the GrandSouth acquisition.

In addition, other operating expenses increased $4.9 million, or 49.0%, from the fourth quarter of 2022, driven by: (1) approximately $1.6 million in higher data processing and software expense for the additional transactions and account volumes resulting from the GrandSouth transaction, combined with investments in new software systems; and (2) FDIC insurance increases totaling approximately $1.0 million related to the deposits acquired from GrandSouth and the general FDIC rate increase effective January 1, 2023. The remaining increase between the fourth quarter of 2022 and the fourth quarter of 2023 was primarily related to 2022 year end accrual reductions which resulted in lower expense in the fourth quarter of 2022 totaling approximately $3.6 million. The fourth quarter of 2023 also include year end adjustments to the Company's pension and SERP benefit plans which resulted in lower expense of approximately $1.6 million as compared the prior year period.

Balance Sheet

Total assets at December 31, 2023 amounted to $12.1 billion, an increase of $137.0 million from the linked quarter and growing 14.0% from a year earlier. The increase from the linked quarter was primarily related to higher loan and borrowing balances, somewhat offset by lower deposit balances. The growth from a year earlier was driven by the acquisition of GrandSouth, combined with organic loan and deposit growth during the period.

Quarterly average balances for key balance sheet accounts are presented below.

	For the Three Months Ended
AVERAGE BALANCES ($ in thousands)	December 31, 2023	December 31, 2022	Change 4Q23 vs 4Q22

Total assets	$12,026,195	10,579,187	13.7%
Investment securities, at amortized cost	3,143,756	3,325,652	(5.5)%
Loans	8,087,450	6,576,415	23.0%
Earning assets	11,477,007	10,161,108	13.0%
Deposits	10,131,094	9,275,909	9.2%
Interest-bearing liabilities	7,204,165	5,779,958	24.6%
Shareholders’ equity	1,280,812	1,003,031	27.7%

Total investment securities were $2.7 billion at December 31, 2023, an increase of $87.2 million from the linked quarter and a decrease of $133.1 million from December 31, 2022. The Company made no notable purchases of investment securities during 2023 and continues to utilize cash flows from amortizing investments to fund loan growth and fluctuations in deposits. The increase in balances experienced from the linked quarter was related to an improvement in the level of unrealized loss on available for sale securities which decreased $120.9 million from the linked quarter and decreased $43.3 million from the prior year end. Total unrealized loss on available for sale investment securities was $400.7 million at December 31, 2023. The Company has the intent to hold, and does not expect it will be required to sell, investments with unrealized losses until maturity or recovery of the amortized cost as market conditions change.

Total loans amounted to $8.2 billion at December 31, 2023, an increase of $123.1 million from the linked quarter and $1.5 billion, or 22.3%, from December 31, 2022. Excluding the GrandSouth acquisition, organic loan growth was $464.9 million for 2023, representing an annualized growth rate of 6.0%.

As presented below, our total loan portfolio mix has remained consistent. There were no notable concentrations in geographies or industries, including in office or hospitality categories at year end. The Company's exposure to non-owner occupied office loans represented approximately 5.6% of the total portfolio at December 31, 2023, with the largest loan being $27.2 million and an average loan outstanding amount of $1.3 million. Non-owner occupied office loans are generally in non-metro markets and the top 10 loans in this category represent less than 2% of the total loan portfolio.

The following table presents the balance and portfolio percentage by loan category for each period.

	December 31, 2023		September 30, 2023		December 31, 2022
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Commercial and industrial	$905,862	11%	893,910	11%	641,941	9%
Construction, development & other land loans	992,980	12%	1,008,289	13%	934,176	14%
Commercial real estate - owner occupied	1,259,022	16%	1,252,259	16%	1,036,270	16%
Commercial real estate - non-owner occupied	2,528,060	31%	2,509,317	31%	2,123,811	32%
Multi-family real estate	421,376	5%	405,161	5%	350,180	5%
Residential 1-4 family real estate	1,639,469	20%	1,560,140	19%	1,195,785	18%
Home equity loans/lines of credit	335,068	4%	331,108	4%	323,726	5%
Consumer loans	68,443	1%	67,169	1%	60,659	1%
Loans, gross	8,150,280	100%	8,027,353	100%	6,666,548	100%
Unamortized net deferred loan fees	(178)		(316)		(1,403)
Total loans	$8,150,102		8,027,037		6,665,145

Total deposits were $10.0 billion at December 31, 2023, an increase of $804.1 million, or 8.7%, from December 31, 2022. The year-over-year change represents an increase in market deposits of $1.1 billion, resulting primarily from the GrandSouth acquisition, partially offset by intentional declines in brokered deposits of $249.3 million. Organic market deposits (excluding the acquired deposits and brokered deposits) contracted $203.9 million for the fourth quarter of 2023 and grew $16.8 million since the prior year end, which represents a growth rate of 0.2%.

The Company has a diversified and granular deposit base which has remained a stable source of funding. At quarter end, noninterest-bearing deposits accounted for 34% of total deposits, consistent with the linked quarter. As of December 31, 2023, the estimated insured deposits totaled $6.3 billion or 63.3% of total deposits. In addition, there were collateralized deposits at that date of $820.9 million such that approximately 71.5% of our total deposits were insured or collateralized at the current quarter end.

Our deposit mix has remained consistent historically and has not changed significantly with the addition of GrandSouth, with the exception of some shift to money market accounts, as presented in the table below.

	December 31, 2023		September 30, 2023		December 31, 2022
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Noninterest-bearing checking accounts	$3,379,876	34%	3,503,050	34%	3,566,003	39%
Interest-bearing checking accounts	1,411,142	14%	1,458,855	14%	1,514,166	16%
Money market accounts	3,653,506	36%	3,635,523	36%	2,416,146	26%
Savings accounts	608,380	6%	638,912	6%	728,641	8%
Other time deposits	610,887	6%	626,870	6%	464,343	5%
Time deposits >$250,000	355,209	4%	359,704	4%	276,319	3%
Total market deposits	10,019,000	100%	10,222,914	100%	8,965,618	97%
Brokered deposits	12,599	—%	12,489	—%	261,911	3%
Total deposits	$10,031,599	100%	10,235,403	100%	9,227,529	100%

Capital

The Company remains well-capitalized by all regulatory standards, with an estimated total risk-based capital ratio at December 31, 2023 of 15.54%, up from the linked quarter ratio of 15.26% and 15.09% reported at December 31, 2022.

The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity ("TCE") to tangible assets ratio which was 7.42% at December 31, 2023, an increase of 93 basis points from the linked quarter and an increase of 103 basis points from the prior year period. The increases in TCE for the current quarter and year-over-year were driven by the improvement in the AOCI level related to the decrease in the unrealized loss on available for sale securities, as well as earnings for the year. Refer to Appendix B for a reconciliation of common equity to TCE.

CAPITAL RATIOS	December 31, 2023 (estimated)	September 30, 2023	December 31, 2022

Tangible common equity to tangible assets (non-GAAP)	7.42%	6.49%	6.39%
Common equity tier I capital ratio	13.20%	12.93%	13.02%
Tier I leverage ratio	10.91%	10.72%	10.51%
Tier I risk-based capital ratio	13.99%	13.71%	13.83%
Total risk-based capital ratio	15.54%	15.26%	15.09%

Liquidity

Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities, and other marketable assets) and off-balance sheet (readily available lines of credit or other funding sources). The Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.

The Company's on-balance sheet liquidity ratio (net liquid assets as a percent of net liabilities) at December 31, 2023 was 14.6%. In addition, the Company had approximately $2.2 billion in available lines of credit at that date resulting in a total liquidity ratio of 30.4%.

About First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 118 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	For the Three Months Ended			For the Twelve Months Ended
($ in thousands, except per share data - unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Interest income
Interest and fees on loans	$109,811	106,514	76,509	418,668	278,027
Interest on investment securities	13,978	14,054	14,611	56,761	57,923
Other interest income	2,784	3,283	1,991	13,330	5,007
Total interest income	126,573	123,851	93,111	488,759	340,957
Interest expense
Interest on deposits	35,979	32,641	6,145	114,866	11,349
Interest on borrowings	8,110	6,508	2,594	27,235	4,754
Total interest expense	44,089	39,149	8,739	142,101	16,103
Net interest income	82,484	84,702	84,372	346,658	324,854
Provision for loan losses	3,400	1,200	4,000	19,750	12,600
(Reversal of) provision for unfunded commitments	(450)	(1,200)	1,000	(1,937)	(200)
Total provision for credit losses	2,950	—	5,000	17,813	12,400
Net interest income after provision for credit losses	79,534	84,702	79,372	328,845	312,454
Noninterest income
Service charges on deposit accounts	4,413	4,661	4,116	16,800	15,523
Other service charges, commissions, and fees	4,968	5,450	5,094	22,270	26,294
Fees from presold mortgage loans	325	325	151	1,613	2,102
Commissions from sales of financial products	1,577	1,207	1,708	5,503	5,195
SBA consulting fees	395	478	645	1,803	2,608
SBA loan sale gains	437	1,101	495	2,489	5,076
Bank-owned life insurance income	1,134	1,104	967	4,350	3,847
Other gains, net	1,293	851	1,382	2,662	7,340
Total noninterest income	14,542	15,177	14,558	57,490	67,985
Noninterest expenses
Salaries expense	26,985	29,394	24,652	114,377	96,321
Employee benefit expense	6,377	6,539	5,353	25,474	21,397
Occupancy and equipment related expense	5,948	5,003	4,433	20,990	18,604
Merger and acquisition expenses	189	—	303	13,695	5,072
Intangibles amortization expense	1,856	1,953	825	8,003	3,684
Other operating expenses	15,031	19,335	10,091	71,840	50,142
Total noninterest expenses	56,386	62,224	45,657	254,379	195,220
Income before income taxes	37,690	37,655	48,273	131,956	185,219
Income tax expense	8,016	7,762	9,840	27,825	38,283
Net income	$29,674	29,893	38,433	104,131	146,936

Earnings per common share - diluted	$0.72	0.73	1.08	2.53	4.12

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS
($ in thousands - unaudited)	At December 31, 2023	At September 30, 2023	At December 31, 2022
Assets
Cash and due from banks	$100,891	95,257	101,133
Interest-bearing deposits with banks	136,964	178,332	169,185
Total cash and cash equivalents	237,855	273,589	270,318

Investment securities	2,723,057	2,635,866	2,856,193
Presold mortgages and SBA loans held for sale	2,667	8,060	1,282

Loans	8,150,102	8,027,037	6,665,145
Allowance for credit losses on loans	(109,853)	(108,198)	(90,967)
Net loans	8,040,249	7,918,839	6,574,178

Premises and equipment	150,957	151,981	134,187
Operating right-of-use lease assets	17,063	17,604	18,733
Goodwill and other intangible assets	511,608	513,629	376,938
Bank-owned life insurance	183,897	182,764	164,592
Other assets	247,589	275,628	228,628
Total assets	$12,114,942	11,977,960	10,625,049

Liabilities
Deposits:
Noninterest-bearing checking accounts	$3,379,876	3,503,050	3,566,003
Interest-bearing deposit accounts	6,651,723	6,732,353	5,661,526
Total deposits	10,031,599	10,235,403	9,227,529

Borrowings	630,158	401,843	287,507
Operating lease liabilities	17,833	18,348	19,391
Other liabilities	62,972	64,683	59,026
Total liabilities	10,742,562	10,720,277	9,593,453

Shareholders’ equity
Common stock	963,990	962,644	725,153
Retained earnings	716,420	695,791	648,418
Stock in rabbi trust assumed in acquisition	(1,385)	(1,375)	(1,585)
Rabbi trust obligation	1,385	1,375	1,585
Accumulated other comprehensive loss	(308,030)	(400,752)	(341,975)
Total shareholders’ equity	1,372,380	1,257,683	1,031,596
Total liabilities and shareholders’ equity	$12,114,942	11,977,960	10,625,049

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION

	For the Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

PERFORMANCE RATIOS (annualized)
Return on average assets (1)	0.98%	0.99%	0.98%	0.51%	1.44%
Return on average common equity (2)	9.19%	9.10%	8.97%	4.83%	15.20%
Return on average tangible common equity (3)	15.33%	15.05%	14.79%	8.16%	20.96%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.22	0.22	0.22	0.22
Book value per common share	$33.38	30.61	31.59	31.72	28.89
Tangible book value per share (4)	$20.94	18.11	19.03	19.08	18.34
Common shares outstanding at end of period	41,109,987	41,085,498	41,082,678	40,986,990	35,704,154
Weighted average shares outstanding - diluted	41,207,945	41,199,058	41,129,100	41,112,692	35,614,972

CAPITAL INFORMATION (estimates for current quarter)
Tangible common equity to tangible assets (5)	7.42%	6.49%	6.79%	6.60%	6.39%
Common equity tier I capital ratio	13.20%	12.93%	12.75%	12.53%	13.02%
Total risk-based capital ratio	15.54%	15.26%	15.09%	14.88%	15.09%

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) Return on average tangible common equity is a non-GAAP financial measure. See Appendix A for components of the calculation and the reconciliation of average common equity to average TCE.
(4) Tangible book value per share is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix C for the resulting calculation.
(5) Tangible common equity ratio is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix D for the resulting calculation.

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Net interest income - tax-equivalent (1)	$83,225	85,442	87,684	93,186	85,094
Taxable equivalent adjustment (1)	741	740	699	700	722
Net interest income	82,484	84,702	86,985	92,486	84,372
Provision for loan losses	3,400	1,200	3,700	11,451	4,000
(Reversal of) provision for unfunded commitments	(450)	(1,200)	(1,339)	1,051	1,000
Noninterest income	14,542	15,177	14,235	13,536	14,558
Merger and acquisition costs	189	—	1,334	12,182	303
Other noninterest expense	56,197	62,224	60,259	61,993	45,354
Income before income taxes	37,690	37,655	37,266	19,345	48,273
Income tax expense	8,016	7,762	7,863	4,184	9,840
Net income	29,674	29,893	29,403	15,161	38,433

Earnings per common share - diluted	$0.72	0.73	0.71	0.37	1.08

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

APPENDIX A: Calculation of Return on TCE

	For the Three Months Ended
($ in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Net Income	$29,674	29,893	29,403	15,161	38,433

Average common equity	1,280,812	1,303,249	1,314,650	1,273,435	1,003,023
Less: Average goodwill and other intangibles	(512,876)	(515,111)	(517,201)	(519,639)	(377,793)
Average tangible common equity	$767,936	788,138	797,449	753,796	625,230

Return on average common equity	9.19%	9.10%	8.97%	4.83%	15.20%
Return on average tangible common equity	15.33%	15.05%	14.79%	8.16%	24.39%

APPENDIX B: Reconciliation of Common Equity to TCE

	For the Three Months Ended
($ in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Total shareholders' common equity	$1,372,380	1,257,683	1,297,642	1,299,961	1,031,596
Less: Goodwill and other intangibles	(511,608)	(513,629)	(515,847)	(518,012)	(376,938)
Tangible common equity	$860,772	744,054	781,795	781,949	654,658

APPENDIX C: Tangible Book Value Per Share

	For the Three Months Ended
($ in thousands except per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Tangible common equity (Appendix B)	$860,772	744,054	781,795	781,949	654,658

Common shares outstanding	41,109,987	41,085,498	41,082,678	40,986,990	35,704,154
Tangible book value per common share	$20.94	18.11	19.03	19.08	18.34

APPENDIX D: TCE Ratio

	For the Three Months Ended
($ in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Tangible common equity (Appendix B)	$860,772	744,054	781,795	781,949	654,658

Total assets	12,114,942	11,977,960	12,032,998	12,363,149	10,625,049
Less: Goodwill and other intangibles	(511,608)	(513,629)	(515,847)	(518,012)	(376,938)
Tangible assets ("TA")	$11,603,334	11,464,331	11,517,151	11,845,137	10,248,111
TCE to TA ratio	7.42%	6.49%	6.79%	6.60%	6.39%